Exhibit 99.1

Questcor Pharmaceuticals Expands Repurchase Program

ANAHEIM, Calif., May 16, 2012 /PRNewswire/ — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) announced today that its Board of Directors has increased the Company’s common share repurchase program authorization by an additional 5 million shares.

Since the beginning of 2008, the Company has returned $236 million to shareholders through the repurchase of approximately 19.2 million common and preferred shares, representing approximately 27% of its shares as of the commencement of the program. Including the additional 5 million share authorization and its repurchase activity through May 15, 2012, Questcor now has 5.4 million remaining shares authorized under its repurchase program, representing approximately 9% of the Company’s currently outstanding common stock. As of May 15, 2012, Questcor had 60.2 million common shares outstanding. On a diluted basis utilizing the treasury method, the Company would have approximately 63.2 million common shares outstanding as of May 15, 2012.

In 2012, the Company has made the following repurchases:

-798,285 shares during March 2012

-3,025,300 shares from late April through May 15, 2012. This includes 1,012,700 shares since the Company’s Form 8-K filing May 8, 2012.

Questcor executives will be meeting with investors at an investor conference on May 16, 2012. Information regarding the share repurchase program is included in the presentation that will be used at the conference. The presentation is included as an exhibit to a Form 8-K that the Company is filing this morning with the Securities and Exchange Commission.

“The Company’s previous share repurchases have been significantly accretive to earnings per share,” said Michael H. Mulroy, Chief Financial Officer of Questcor. “The most recent repurchases, like those in the past, were driven by our belief that there is a substantial difference between the intrinsic value and the market value of our common stock. This belief is based on several factors, including the following:

- Net sales and earnings per share for the quarter ended March 31, 2012 increased by more than 60% over the quarter ended September 30, 2011 – the quarter prior to the initial expansion of our nephrotic syndrome sales force from 5 to 28 Acthar specialists;

- We have gained greater confidence in the long-term potential for Acthar in the treatment of patients suffering from nephrotic syndrome;

- We are in the process of further expanding our nephrology and neurology sales forces, and similar expansions in the past have resulted in significant growth in net sales; and

- We are preparing to launch a pilot effort in rheumatology, a therapeutic area in which Acthar has a number of approved indications with sizeable markets with patients with high unmet needs.

From the beginning of 2008 through May 15, 2012, we have returned approximately 78% of our operating cash flow to shareholders by repurchasing stock at an average price of $12.26 per share. During that period, we have also been able to fund other important initiatives, including the significant expansion of our research and development activities. We have also continued our patient-support programs, providing $150 million in free Acthar through March 31, 2012. ”

Stock repurchases under this program may be made through open market or privately negotiated transactions in accordance with all applicable laws, rules and regulations. The transactions may be made from time to time and in such amounts as management deems appropriate. The number of shares to be repurchased and the timing of repurchases will be based on several factors, including the price of the Company’s common stock, general business and market conditions, and other investment opportunities. The stock repurchase program does not have an expiration date and may be limited, suspended or terminated at any time by the Board of Directors without prior notice. The authorization to repurchase shares is not a guarantee that the Company will repurchase additional shares.

About Questcor

Questcor Pharmaceuticals, Inc. is a biopharmaceutical company whose primary product helps patients with serious, difficult-to-treat medical conditions. Questcor’s primary product is H.P. Acthar® Gel (repository corticotropin injection), an injectable drug that is approved by the FDA for the treatment of 19 indications. Of these 19 indications, Questcor currently generates substantially all of its net sales from three indications: the treatment of proteinuria in idiopathic types of nephrotic syndrome, the treatment of acute exacerbations of multiple sclerosis in adults, and the treatment of infantile spasms in children under two years of age. With respect to nephrotic syndrome, the FDA has approved Acthar to “induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” Questcor is also currently preparing to launch a pilot effort in rheumatology, as Acthar is approved for several rheumatology-related conditions including Lupus, Dermatomyositis, Polymyositis and Rheumatoid Arthritis. Questcor is also exploring the possibility of developing markets for other on-label indications and the possibility of pursuing FDA approval of additional indications not currently on the Acthar label where there is high unmet medical need. For more information about Questcor, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “believes,” “continue,” “could,” “estimates,” “expects,” “growth,” “may,” “plans,” “potential,” “should,”

“substantial” or “will” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:

•	Our reliance on Acthar for substantially all of our net sales and profits;

•	Reductions in vials used per prescription resulting from changes in treatment regimens by physicians or patient compliance with physician recommendations;

•	Our ability to continue to generate revenue from sales of Acthar to treat on-label indications associated with NS, and our ability to develop other therapeutic uses for Acthar;

•	Our ability to receive high reimbursement levels from third party payers;

•	An increase in the proportion of our Acthar unit sales comprised of Medicaid-eligible patients and government entities;

•	Our ability to effectively manage our growth, including the expansion of our NS selling effort, and our reliance on key personnel;

•	Volatility in Questcor’s monthly and quarterly Acthar shipments, estimated channel inventory, and end-user demand, as well as volatility in our stock price; and

•

Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2011 as filed with the Securities and Exchange Commission, or SEC, on February 22, 2012, and other documents filed with the SEC.

The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date of this release.

For more information, please visit www.questcor.com or www.acthar.com.

CONTACT INFORMATION:

EVC Group

Investors	Media

Gregory Gin/Doug Sherk	Janine McCargo

646-445-4801/415-568-4887	646-688-0425